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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT dated as of January 1, 1999 (the "Agreement") between ICN PHARMACEUTICALS, INC., a Delaware corporation (which, together with its subsidiaries is referred to herein as "ICN" or the "Company"), and Milan Panic ("Panic").

        WHEREAS, Panic founded ICN in 1960, has served as the Chairman of the Board and Chief Executive Officer of ICN since that time and has directed the growth of ICN;

        WHEREAS, ICN and Panic heretofore entered into an Employment Contract dated March 15, 1967, a second Employment Agreement dated as of June 1, 1970, an amendment thereto approved by the Board of Directors of ICN on March 27, 1974 and a further amendment thereto approved by the Board of Directors of ICN on February 9, 1976, a third Employment Agreement dated as of November 30, 1982, which was due to terminate on November 30, 1986 but which was extended by action of the Board of Directors until June 30, 1989 or such earlier time as a replacement agreement was entered into (collectively, the "Prior Agreements");

        WHEREAS, ICN and Panic heretofore entered into an Employment Agreement dated as of October 1, 1988, as amended by a Leave of Absence and Re-employment Agreement dated as of July 25, 1992 (collectively, the "Current Agreement");

        WHEREAS, the Current Agreement was due to terminate November 30, 1994, pursuant to the terms thereof, but was extended by action of the Board of Directors until September 30, 1995, and by a further amendment thereto approved by the Board of Directors of ICN which, among other things, extended Panic's term of employment until December 31, 1998 with automatic renewals for successive one (1) year periods or such earlier time as this Agreement is entered into;

        WHEREAS, the Board of Directors of ICN at a meeting held in October 1998, authorized a new employment agreement to be entered into by ICN and Panic effective upon the expiration of the Current Agreement on December 31, 1998, including certain modifications of the Current Agreement as set forth herein; and

        WHEREAS, pursuant to the foregoing action by the Board of Directors, ICN and Panic have agreed that it is to their mutual benefit to enter into this Agreement;

        NOW THEREFORE, IT IS AGREED AS FOLLOWS.

        1. TERM OF EMPLOYMENT.

            ICN hereby agrees to employ and continue in its employ Panic, and Panic hereby accepts such employment and agrees to remain in the employ of ICN, for the period commencing on the date of this Agreement and ending on December 31, 2002 (the "Employment Period") upon the terms and conditions provided herein; provided that commencing on the first day of the month next following the effective date hereof, and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the "Renewal Date"), the


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Employment Period shall be automatically extended so as to terminate four years from such Renewal Date, unless at least 60 days prior to any Renewal Date ICN or Panic shall give notice to the other that the Employment Period shall not be so extended.

        2. DUTIES DURING EMPLOYMENT.

            (a) During the term of this Agreement Panic shall accept such offices of ICN to which he may be elected and shall perform faithfully and to the best of his ability such executive duties as may be assigned to him from time to time by the Board of Directors of ICN (the "Board"). It is contemplated that PANIC shall continue to function as the Chairman of the Board and Chief Executive Officer of ICN.

            (b) Subject to periods of vacation, sick leave, and the like to which he may be entitled, Panic shall devote all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of ICN.

            (c) Notwithstanding anything to the contrary contained herein, nothing shall preclude Panic from (i) serving on the boards of trade associations and/or charitable organizations (subject to the reasonable approval of the Board), (ii) engaging in charitable activities and community and civic affairs, and (iii) managing his personal investments and affairs; provided that such activities individually or collectively do not interfere with the proper performance of his duties and responsibilities hereunder.

            (d) During the period of Panic's employment by ICN, Panic shall not be an active member of, form or become associated as an investor or employee or otherwise with any business or entity competitive with ICN without the approval of the Board; provided, however, that Panic shall not be prohibited from making investments in businesses which do not compete with ICN so long as the investment activity does not infringe on the performance by Panic of his duties under this contract.

        3. SALARY DURING EMPLOYMENT.

            (a) ICN shall pay Panic a salary (the "Base Salary") at the rate of $701,277 per year (less deductions required by law), subject to adjustment pursuant to subparagraph (b) below, payable in equal installments on ICN's regular paydays, except that the salary payable for any portion of a month shall be appropriately prorated.

            (b) For the fiscal year beginning January 1, 2000, and for each fiscal year thereafter during the term of this Agreement, the salary payable to Panic hereunder shall be increased by an amount equal to not less than seven percent (7%) of the salary paid to Panic during the preceding fiscal year, provided that in any fiscal year in which ICN's earnings per share, as certified by ICN's independent accountants, either (i) decrease by an amount equal to or greater than fifty percent (50%) of the annual earnings per share earned in the preceding fiscal year or (ii) reveal a loss, then in the succeeding fiscal year the salary paid for that year to Panic hereunder shall not be increased unless otherwise determined by the Board. Increases specified in the preceding sentence shall be included in Panic's salary payable hereunder for the first month in the fiscal year following the month in which the report of ICN's independent accountants is issued relating to the financial statements of ICN for the prior year.


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            (c) Should Panic be willing, but be precluded from providing employment services for any reason whatsoever other than health (for which other provisions have been made herein), he shall not be deprived of any compensation or benefits provided for during the term of this Agreement or under any other benefit plan, or arrangement maintained by the Company under which Panic is or may be entitled to receive benefits.

        4. RETIREMENT.

            After the expiration of the term of this Agreement in accordance with its terms, Panic shall be entitled to retire and may, at his option, serve as a consultant to the Company for life. If Panic chooses to retire and serve as a consultant to the Company, he shall perform consulting services as requested by the Company, not in excess of five days per month, at any location he chooses, including foreign cities or foreign countries where Panic may then reside, whether or not ICN has offices at such location, and be compensated therefor at a rate of $120,000 per annum, subject to adjustment as provided hereinbelow, for life or for such shorter period as he shall choose to serve as a consultant. So long as Panic is willing to serve as a consultant to the Company, he shall be paid such annual consulting fee whether or not any consulting services are requested by the Company. The consulting fee of $120,000 per annum shall be subject to annual adjustment to reflect increases in the cost of living over the base year, 1967, as measured by the Consumer Price Index for All Urban Consumers in the Los Angeles-Anaheim-Riverside area (Base year 1967=100), published by the United States Department of Labor, Bureau of Labor Statistics (the "Consumer Price Index"). The annual compensation as adjusted for the first year in which Panic retires and serves as a consultant to the Company and each year thereafter shall be determined by multiplying the consulting fee of $120,000 per annum by the percentage by which the Consumer Price Index, as reported for the last day of the year in which this Agreement has expired in accordance with its terms and Panic has retired pursuant to the terms hereof, has increased over the base year 1967. If the Consumer Price Index shall hereafter be converted to a different standard reference base or otherwise revised, or if the Consumer Price Index shall cease to be published, the parties hereto shall substitute such conversion factor, formula or table for converting the Consumer Price Index as may then be published, or such other index as ICN and Panic may agree upon for measuring changes in the cost of living.

            Notwithstanding the foregoing provisions of this Section,

            (1) the consulting fee otherwise payable to Panic pursuant to the provisions of this Section 4 shall not at any time exceed the annual compensation, as adjusted, otherwise payable to Panic as provided in Section 3 hereinabove; and

            (2) in the event that Panic shall retire pursuant to the provisions of this Section 4, Panic's annual compensation pursuant to the provisions of this Section 4 shall be deemed fixed and final as of the date of the cost of living adjustment described hereinabove and shall not be subject to any further upward or downward cost of living adjustment at any time thereafter.


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        5. BUSINESS EXPENSES AND FACILITIES.

            ICN shall reimburse Panic for all ordinary and necessary expenses which he incurs during his employment with ICN in connection with the performance of his duties under this Agreement. In addition, ICN shall reimburse Panic for his reasonable fees, costs and expenses, including fees, costs and expenses of his attorneys, accountants and other professional advisors, up to $50,000 per calendar year, during the term of this Agreement, incurred in connection with estate, tax and financial planning of Panic. Such reimbursement shall be in addition to any compensation to which Panic is entitled under this Agreement and is not subject to the increase referred to in Section 3(b). ICN will provide Panic with office space and other facilities or assistance suitable for his position and adequate for the performance of his duties.

        6. UNAUTHORIZED DISCLOSURE.

        Panic shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by Panic without the consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Panic of his duties as an executive of the Company or as may be legally required, of any confidential information obtained by Panic while in the employ of or as a consultant to the Company (including, but not limited to, any confidential information with respect to any of the Company's customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to the Company.

        7. BENEFITS.

            In addition to all other benefits and compensation provided by this Agreement,

            (a) Panic shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans; Panic's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally;

            (b) Panic shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company including, but not limited to, the Company's 401(k) and Deferred Compensation Plans and any supplemental retirement, salary continuation, stock option, long-term incentive, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans; unless otherwise provided herein, Panic's participation in such plans shall be on the same basis and terms as other similarly situated executives of the Company but in no event on a basis less favorable in terms of benefit levels or reward opportunities applicable to Panic as in effect on the date hereof; and no additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Panic's entitlement hereunder; and


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            (c) Panic shall be entitled to all fringe benefits and perquisites
(e.g. Company cars, club dues, physical examinations, financial planning and tax preparation services) generally made available by the Company to its executives.

        8. VACATION AND SICK LEAVE.

            At such reasonable times as the Board shall in its discretion permit, Panic shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement; provided that

            (a) Panic shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for similarly situated executives of the Company, which shall in no event be less than four weeks per year;

            (b) in addition to the aforesaid paid vacations, Panic shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine; further, the Board may grant Panic a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine; and

            (c) Panic shall be entitled to sick leave (without loss of pay) in accordance with the Company's policies as in effect from time to time.

        9. ILLNESS OR INCAPACITY.

            If, during his employment hereunder, Panic becomes unable to perform his duties because of illness or other incapacity, and such illness or incapacity continues for five (5) consecutive months, ICN (acting through a 2/3 majority of the Board) shall have the right, upon 30 days notice sent to Panic by registered mail at his address as specified in Section 18 or pursuant thereto, to terminate Panic's employment as of a date, not less than thirty (30) days after the date of sending of such notice, to be specified in such notice and Panic shall be entitled to receive the salary provided in Section 3, to the date so specified. On and as of the date specified in the notice (the "Notice Date"), Panic shall be deemed to have retired, and shall be entitled to consulting fees in accordance with paragraph 4 above; provided, however, that if before the date so specified, Panic recovers so that he is able to resume his duties, his employment shall continue as if no notice were sent.

            In addition to the foregoing, if Panic's employment is terminated by the Company for illness or incapacity or by reason of Panic's death (which date for benefit purposes would also constitute the Notice Date), the Company shall pay to Panic or his beneficiaries an amount equal to the bonus or incentive award that Panic would have been entitled to receive in respect of the fiscal year in which Panic was no longer employed by ICN had he continued in employment until the end of such fiscal year, calculated as if all performance targets and goals (if applicable) had been fully met by the Company and by Panic as applicable, for such year, multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Notice Date and the denominator of which is 365 (a "Pro Rata Bonus"). Panic's entitlement to any other


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compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

        10. ASSUMPTION OF AGREEMENT.

            This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Upon an assumption of this Agreement by a successor or assign, Panic and such successor or assign shall be obligated to perform all of the terms and conditions of this Agreement on their respective parts to be performed. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

        11. CHANGE OF CONTROL.

            (a) For the purposes of this Agreement, a "change in control of the Company" shall be deemed to occur if and when (A) a change in control of the Company of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall occur, unless two-thirds (2/3) of the Existing Board of Directors (as defined in this Section 11) decide in their discretion within sixty (60) days after the occurrence of such event that (i) no change in control of the Company has occurred for the purposes of this Agreement, whereupon, notwithstanding any provision to the contrary contained herein, no change in control of the Company shall be deemed to have occurred for the purposes of this Agreement, or (ii) a change in control of the Company has occurred for the purposes of this Agreement, whereupon, notwithstanding any provision to the contrary contained herein, a change in control of the Company shall be deemed to have occurred for the purposes of this Agreement, (B) any "person" (as such term is used in Section 3(a)(9), 13(d) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities, (C) ICN's common stock ceases to be registered under the Securities Exchange Act of 1934, or (D) the persons constituting the Existing Board of Directors cease for any reason whatsoever at any time to constitute at least a majority of the Company's Board of Directors. For the purposes of this Agreement, the term "Existing Board of Directors" shall mean the persons constituting the Company's Board of Directors at the date hereof, together with each new director whose election, or nomination for election by the Company's stockholders, was previously approved, or is approved within thirty (30) days after his election or nomination, by a vote of at least two thirds (2/3) of the directors in office prior to his election as a director.

            (b) If during the term of Panic's employment hereunder, a change in control of the Company, as defined above, shall have occurred and Panic's employment is subsequently terminated by ICN for any reason other than illness or incapacity, or if Panic shall for any reason other than death, disability or illness, subsequently leave the employ of the Company, in either case within two years after such change in control, then ICN shall as severance compensation,

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            (i) within sixty (60) days after the date of such termination or leaving, pay Panic in one lump sum an amount equal to all amounts owed as accrued unpaid compensation pursuant to Section 3, all amounts owed as reimbursement pursuant to Section 5, all amounts owed as bonuses, plus five times Panic's Base Salary as then adjusted pursuant to Section 3(b), but only to the extent that ICN, in reliance upon the written opinion of a law firm reasonably acceptable to Panic, determines that such latter amount does not constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code as such section applies to this Agreement;

            (ii) thereafter, Panic shall be deemed to have retired, and shall be entitled to, and ICN shall pay him, consulting fees in accordance with Section 4 above;

            (iii) the Company, at its expense, shall continue on behalf of Panic and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to Panic at the time of a change in control of the Company; the benefits provided in this subsection (iii) shall be no less favorable to Panic, in terms of amounts and deductibles and costs to him, than the coverage provided Panic under the plans providing such benefits at the time of a change in control of the Company; and this subsection (iii) shall not be interpreted so as to limit any benefits to which Panic or his dependents may be entitled under any of the Company's employee benefit plans, programs or practices following Panic's termination of employment, including without limitation, retiree medical and life insurance benefits;

            (iv) the Company shall pay in a single payment an amount in cash equal to the excess of (a) the actuarial equivalent of the aggregate retirement benefit Panic would have been entitled to receive under the Company's supplemental and excess retirement plans had (x) Panic remained employed by the Company for an additional three (3) complete years of credited service, (y) his annual compensation during such period been equal to his Base Salary, and (z) he been fully (100%) vested in his benefits under each such retirement plan, (b) over the actuarial equivalent of the aggregate retirement benefit Panic is actually entitled to receive under such retirement plans; for purposes of this subsection (iv), "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under any retirement plan as applied prior to the termination date in accordance with such plan's past practices (but shall in any event take into account the value of any subsidized early retirement benefit); and

            (v) all restrictions on any outstanding awards granted by the Company (including restricted stock awards) granted to Panic shall lapse and such awards shall become fully (100%) vested immediately, and all stock options and stock appreciation rights granted to Panic shall become fully (100%) vested and shall become immediately exercisable.

        12. APPLICABLE LAW.

            This Agreement shall be construed according to the laws of California.



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        13. ASSIGNMENT; BINDING EFFECT.

            The rights and benefits granted to Panic under this Agreement are personal to him, and no such right or benefit shall be subject to voluntary assignment or transfer during the term of this Agreement, other than payments which may for financial or estate planning purposes be assigned by Panic to any trust or other entity established or controlled by him. This Agreement shall be binding upon the parties hereto and their respective successors, estates, personal representatives, beneficiaries and assigns.

        14. SOLE AGREEMENT AND EFFECTIVE DATE.

            This Agreement is the sole and entire agreement between ICN and Panic with respect to the subject matter hereof, and supersedes all prior agreements, discussions, negotiations, commitments and understandings between ICN and Panic regarding the subject matter of this Agreement, including, without limitation, the Current Agreement and Prior Agreements.

        15. ATTORNEYS' FEES.

            If suit or other proceeding shall be instituted to enforce any provision of this Agreement or for a declaration of rights thereunder or to enforce any right or benefit provided by any other plan or arrangement maintained by the Company under which Panic is or may be entitled to receive benefits, the Company shall pay all legal fees and related expenses incurred by Panic as they become due regardless of outcome.

        16. NON-EXCLUSIVITY OF RIGHTS.

            Nothing in this Agreement shall prevent or limit Panic's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Panic may qualify, and nothing herein shall limit or reduce any rights Panic may have under any other agreements with the Company. Amounts which are vested benefits or which Panic is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

        17. SETTLEMENT OF CLAIMS.

            The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected or diminished by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Panic or others.

        18. NOTICE.

            For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided that all


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notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company). All notices and communications shall be deemed to have been received on the date of actual receipt thereof.

If to ICN:

                      Board of Directors
                      ICN Pharmaceuticals, Inc.
                      3300 Hyland Avenue
                      Costa Mesa, California 92626
                      Attention:  Corporate Secretary


If to PANIC:

                      Milan Panic
                      1050 Arden Road
                      Pasadena, California  91109


or to such other address as either party shall have furnished to the other in writing in accordance herewith.

        19. WAIVER OR MODIFICATION.

            No waiver or modification of any of the terms of this Agreement shall be valid unless in writing. No waiver of a breach of any provision, or of a default or of any provision of this Agreement, shall be deemed a waiver of any other provision or of any subsequent breach or default of any kind or nature.

        20. SEPARABILITY.

            In the event that any phrase, clause or provision of this Agreement is adjudged to be illegal, void or unenforceable, such adjudication shall not affect any other phrase, clause or provision of this Agreement, all of which shall remain in full force and effect.

        21. FURTHER AGREEMENTS.

            Each of the parties hereto shall, upon the request of the other, take any and all steps and execute any further instruments to effectuate the purpose of this Agreement.

        22. NO DUTY TO MITIGATE.

            ICN acknowledges that it would be very difficult and generally impracticable to determine the ability or extent to which Panic may mitigate any damages he may incur by reason of his leaving ICN pursuant to Section 11 of this Agreement or otherwise. ICN has taken this into account in entering into this Agreement and, accordingly, ICN acknowledges and agrees that Panic shall be entitled to receive all the payments and benefits


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provided for herein without regard to any income that Panic may receive from other sources after any such termination.

        23. AUTHORIZATION BY BOARD OF DIRECTORS.

            The execution of this Agreement has been authorized by the Board of Directors of ICN.

        IN WITNESS WHEREOF, ICN and Panic have executed this Agreement as of the date first above written.

                                ICN PHARMACEUTICALS, INC.


                                By:
                                    --------------------------------------------
                                    Name:  David C. Watt
                                    Title: Executive Vice President, General
                                           Counsel and Corporate Secretary


                                By:
                                    --------------------------------------------
                                    Name:  John Giordani
                                    Title: Executive Vice President, Chief
                                           Financial Officer and Corporate
                                           Controller



                                ------------------------------------------------
                                Milan Panic


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